Exhibit (a)(4)
Discounted Stock Options, Section 409A & Finisar's Tender Offer December 2007 367691

Meeting Objectives Explain the tax laws affecting certain stock options Describe what Finisar is offering to address the affected options Review your choices Learn how to participate in the offer

Why are we here today? Finisar has determined that certain of your stock options may be negatively impacted by a recent tax law change Finisar has developed a solution to address the problem, but which requires your participation If you do not participate, you may have adverse income tax consequences

Option taxation prior to §409A Nonqualified stock options (discounted or not) were taxed as follows: No tax event at either grant or vesting Income tax at exercise Option grant price = $15 Stock price at vesting = $18 Employee exercises when stock price = $20 Income tax at exercise on the gain ($20-$15)

Option taxation prior to §409A Incentive stock options were taxed as follows: No tax event at either grant or vesting No regular income tax at exercise (but AMT) Income tax at sale of underlying shares Option grant price = $15 Stock price at vesting = $18 Employee exercises when stock price = $20 Employee sells shares when stock price = $25 Income tax at sale on the gain ($25-$15)

Tax Law Change: §409A §409A is a rule that applies to items considered to be deferred compensation Certain stock options are now considered to be deferred compensation What are the consequences of §409A? Income taxation in 2009 for shares that vest in 2005 to 2009, not at exercise 20% additional federal tax 20% additional state tax in California (and certain states) Interest penalty Continued taxation each year until exercise of option

Which options are impacted? Options with an exercise price below the stock's fair market value ("FMV") on the actual grant date ("Discounted Options") Certain options granted between 1/28/00 and 1/19/06 may be considered Discounted Options because of new measurement dates applied to those options and the resulting change in FMV Only options that vest AFTER 12/31/04 are subject to §409A Portions of options granted prior to §409A's enactment could be impacted by §409A if they vested 1/1/05 and later Portions of options vesting prior to 1/1/05 are not subject to §409A

Example: Option granted on August 25, 2003 - 10,000 shares Option price = $1.79, but fair market value at new measurement date = $3.01 Vesting: 2,000 options vest on August 24, 2004 2,000 options vest on August 24, 2005 2,000 options vest on August 24, 2006 2,000 options vest on August 24, 2007 2,000 options vest on August 24, 2008 CONCLUSION: The 2,000 options that vested prior to 1/1/05 are NOT subject to §409A The 8,000 options that vest after 12/31/04 are subject to §409A because they were granted at a discount

What is the solution?

Finisar's Solution: Tender Offer for Unexercised Discounted Options Replace option with new option, AND If, exercise price of new option is higher than current exercise price, grant restricted stock units

Finisar's Solution: Tender Offer Exercise price of New Options Exercise price will be the lower of: Fair market value on the new measurement date, or Fair market value on the date the tender offer closes Exercise price will never be lower than current exercise price

Finisar's Solution: Tender Offer If adjusted exercise price of new option is less than the current exercise price Cancel the option and replace with new option Original exercise price retained

Finisar's Solution: Tender Offer Other Terms of New Options New option will be incentive stock option to the extent allowed under tax laws All other terms will remain the same (including the number of shares, vesting schedule and expiration date)

Finisar's Solution: Tender Offer Restricted Stock Units Number of RSUs equal to the difference (if any) between the exercise price of the new option and original exercise price for the replaced option Multiplied by the number of shares subject to the new option Divided by Finisar's closing price on last day of the tender offer No vesting

Finisar's Solution: Tender Offer Shares underlying RSUs will be issued in January 2009 IRS regulations prevent any earlier payment date Issuance subject to withholding taxes

Example 1 Option for 10,000 shares with recorded grant date of 8/16/04 Exercise price = $1.15 FMV on revised measurement date= $1.20 FMV on the last day of the tender offer = $1.75 Vesting: All shares vest after 12/31/04 so all shares subject to Section 409A New Option: 10,000 shares New exercise price = $1.20 No change to expiration date or vesting schedule Restricted Stock Units 286 shares = [10,000 options x ($1.20 - $1.15)] ÷ 1.75 (rounded up) Shares issued in January 2009

Example 2 Option for 10,000 shares with recorded grant date of 05/17/04 Exercise price = $1.43 FMV on revised measurement date= $1.92 FMV on the last day of the tender offer = $1.75 Vesting: All shares vest after 12/31/04 so all shares subject to Section 409A New Option: 10,000 shares New exercise price = $1.75 No change to expiration date or vesting schedule Restricted Stock Units 1,829 shares = [10,000 options x ($1.75 - $1.43)] ÷ 1.75 (rounded up) Shares issued in January 2009

Example 3 Option for 10,000 shares with recorded grant date of on 10/1/01 Exercise price = $3.84 FMV on revised measurement date= $9.80 FMV on the last day of the tender offer = $1.75 Vesting: 2,000 vest on 9/30/02 - not subject to §409A 2,000 vest on 9/30/03 - not subject to §409A 2,000 vest on 9/30/04 - not subject to §409A 2,000 vest on 9/30/05 - subject to §409A 2,000 vest on 9/30/06 - subject to §409A New Option Grant: 6,000 options vested on 12/31/04 - NO CHANGE 4,000 options vesting on 9/30/05, 06 - new option grant with exercise price = $3.84 No change to expiration date or vesting schedule No restricted stock units

Taxation of RSUs Taxed when shares are issued Income and employment taxes must be withheld Finisar will withhold sufficient shares with a value equal to the amount of withholding taxes Only net shares will be issued

Eligible Optionees Must be an employee as of the last day of the tender offer (January 18, 2008, unless offer is extended) Must hold unexercised options that were granted at a discount and vest after 12/31/04 Options subject to U.S. taxation

Eligible Options Only the discounted options impacted by §409A and vesting after 12/31/04 will be subject to the tender offer Only affected portions that are unexercised and outstanding at the close of the tender offer If you exercise affected options before the close of the tender offer, §409A may apply You can select which of your affected grants to tender (i.e., participate with), but the entire unexercised portion must be tendered

What if I do nothing?

What if I do nothing? If you choose NOT to participate: Your options will NOT be replaced You will NOT become eligible to receive any restricted stock units Your affected options may remain subject to adverse tax consequences You will NOT be reimbursed for adverse tax consequences

What if I do nothing? Potential Tax Impact: Federal income taxation in 2009 for shares that vest/vested from 2005 to 2009, even if you do not exercise 20% additional federal tax on spread at time of vesting 20% additional state tax in California (and certain states) Interest penalty on income amount Will occur each year after vesting on future appreciation in FMV until exercise or expiration of the discounted options Tender offer is a one-time offer to prevent future adverse tax consequences

How do I participate?

Tender Offer Timeline Tender Offer Begins: December 17, 2007 Tender Offer Ends: January 18, 2008 All elections MUST be received by 9.00 p.m. Pacific Time on the expiration date Late or incomplete submissions will not be accepted Option Replacement: January 18, 2008 RSU grant: January 18, 2008 RSU shares issued: January 6, 2009

What Information Have You Received? Email that includes links to the Tender Offer document, FAQs and the Offer website at https://finisar.equitybenefits.com where you can access your personalized Election Form and the other Tender Offer materials A recording of this presentation will be available on the Finisar intranet by the close of business on December 20, 2007

How to Submit Election Log in to Tender Offer website at https://finisar.equitybenefits.com/ Review your personalized election form Consult your independent tax advisor If you want to tender, make your election before expiration of offer If you want to change your election, submit a new election form before expiration of offer

What if I still have questions? Any questions should be directed to the Finisar Tender Offer Call Center at 1- 800-516-4699 or email to finisarcc@sos-team.com

Tax Advice This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation Taxation of stock option transactions can be very complicated Finisar policy prohibits any employees from providing personal income tax advice to any other employee

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor